Exhibit 21.1

List of Subsidiaries

Jurisdiction of Incorporation
Name	or Organization

MaxPoint Interactive UK Ltd*	United Kingdom

* The above entity does not constitute a significant subsidiary within the meaning of Rule 1-02(w) of Regulation S-X and Item 601(b)(21)(ii) of Regulation S-K.